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                           Exhibit 99

          Press Release, dated as of September 11, 1998
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EXHIBIT 99

IBERIABANK Acquires 17 Branch Offices

NEW IBERIA, La., Sept. 11-- IBERIABANK, the wholly owned commercial bank subsidiary of ISB Financial Corporation (Nasdaq: ISBF; the ``Company''), today announced that it has completed the acquisition of seventeen full-service branch offices with aggregate deposits of approximately $454 million from the former First Commerce Corporation. Seven of the offices with aggregate deposits of approximately $202 million are in the Lafayette market area and were operated as offices of The First National Bank of Lafayette (``First National''), and ten of the offices with aggregate deposits of approximately $252 million are in the Monroe market area and were operated as offices of Central Bank, Monroe, Louisiana. A list of the branch offices is provided below.


           Central Bank

Branch 0ffice        Address

Northeast            3500 DeSiard Street, Monroe
Claiborne            5329 Cypress St., West Monroe
South Central        1900 Jackson St., Monroe
Lakeshore            8019 DeSiard St., Monroe
Central Center       One Stella Mill St., West Monroe
Super 1-Monroe       2810 Louisville Ave., Monroe
Super 1-West         2907 Cypress St., West Monroe
Monroe Brookshire's  2348 Sterlington Road, Monroe
Ruston Main Office   305 S. Vienna, Ruston
North Trenton        1327 N. Trenton, Ruston


     First National Bank of Lafayette

Branch Office        Address

Oil Center           463 Heymann Blvd., Lafayette
Northgate            1820 Moss St., Lafayette
Congress             4010 W. Congress St., Lafayette
Caffery              3710 Ambassador Caffery Pkwy, Lafayette
Scott                200 Westgate Road, Scott
Kaliste Saloom       420 Kaliste Saloom, Lafayette
Carencro             805 Bernard Road, Carencro
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The 17 branch offices include approximately 48,000 customers or deposit accounts
(including approximately $62 million in demand deposit accounts). IBERIABANK paid a deposit premium of 6.45%. In addition to the branch offices and deposits, IBERIABANK acquired approximately 7,800 loans with an aggregate balance of $127 million for a purchase price equal to the adjusted book value of such loans.

On September 11, 1998, the 17 acquired branch offices will open for business fully converted to IBERIABANK offices and the former First National and Central Bank employees will continue to staff the offices as IBERIABANK employees. Larrey G. Mouton, President and Chief Executive Officer of IBERIABANK, said, ``We are very excited at the opportunity to expand our customer base and we welcome these new customers and employees to IBERIABANK.''

IBERIABANK's branch office network has now increased to 44 offices in 10 parishes in Louisiana. Based on deposits, IBERIABANK now ranks second in market share in both the Lafayette and Monroe market areas. ISB Financial Corporation now has approximately $1.4 billion in assets, $1.2 billion in deposits and $802 million in total loans.

ISB Financial Corporation is the holding company for IBERIABANK. IBERIABANK now operates 26 full service offices located in south central Louisiana, eight full service offices located in the Greater New Orleans area and 10 full service offices in the Monroe market area. The deposits of IBERIABANK are insured by the Federal Deposit Insurance Corporation to the full extent provided for by law and regulation.
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